Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q4 2016 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 28, 2017 / 02:00PM GMT

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting - Director of Investment Relations and Communications

Steve Gunby FTI Consulting - President and Chief Executive Office

Ajay Sabherwal FTI Consulting - Cheif Financial Officer

CONFERENCE CALL PARTICIPANTS

Kevin McVeigh Macquarie Research - Analyst

PRESENTATION

Operator

Good day everyone and welcome to the FTI Consulting fourth quarter and full year 2016 earnings conference call. As reminder today’s call is being recorded. Now for opening remarks and introductions I will turn the call over to Mollie Hawkes, managing Director of Investor relations at FTI Consulting. Please go ahead.

Mollie Hawkes - FTI Consulting - Director of Investment Relations and Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s 2016 fourth quarter and full year earning’s results as reported this morning. Management will begin with formal remarks. After which we will take questions.

Before we begin I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the securities act of 1933, and section 21 of the securities exchange act of 1934. That involve risks and uncertainties.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results, and performance expectations, plans or intentions relating to financial performance, acquisitions, share repurchase, business trends, and other information or other matters that are not historical. Including statements regarding estimates of our future financial results, and other matters.

For discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe Harbor statement in earnings press release issued this morning. A copy of which is available on our website at www.fticonsulting.com.

As well as other disclosures under the heading of risk factors and forward-looking information in our most recent form 10K, and in our for other filings filed with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statement. Which speak only as of the date of this article and will not be updated.

During the call we will discuss certain non-GAAP financial measures. Such as adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per share, and adjusted net income. For discussion of these and other non-GAAP financial measures, as well as our reconciliation of non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release and accompanying financial tables that we issued this morning.

Lastly, there are two items that have been posted to the investor relations section of our website this morning for your reference. These include a quarterly earnings presentation, and an Excel and PDF of our historical financial and operating data. Which has been updated to include our 2016 fourth-quarter and full-year results.

Of note, during today’s prepared remarks, management will not speak directly to the quarterly and full-year 2016 earnings presentation. To ensure our disclosure consistent the slides by some details as they have historically, and as I have said are available on the investor relations section of our website.

With these formalities out of the way. I’m joined today by Steve Gunby our President and Chief Executive Officer, and Ajay Sanherwal our Chief Financial Officer.

At this time I’ll turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steve Gunby - FTI Consulting - President and Chief Executive Office

Thank you Mollie. Welcome to everybody and thanks for joining us. I would like to talk about 2017, but before we get there let me spend a few minutes on 2016.

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

2016 was a superb year for our company. It was the second year in a row of a double-digit EPS gains. Which is the first time the company has achieved double-digit EPS gains two years in a row since 2007 until 2009.

At that level this was a superb year, but in fact something we expected. We actually expected double-digit EPS gains two years in a row. What we didn’t expect as the year started was just how strong double-digit growth we would ultimately achieve. GAAP EPS was not up 10% or 12%, but rather was up 30% year-over-year with adjusted EPS up 22% year-over-year.

Over the last two years, GAAP EPS is up 42% and adjusted EPS was up 36%. Said another way, over the last two years we delivered three years of double-digit growth. And that was something we did not anticipate the

Some of these powerful forces results by positive market forces. Particularly in (Corp Fin). Some of the results were delivered driven by items that you just cant count on recurring every year. For example, our tax rate benefited GAAP and adjusted EPS by $0.13 and $0.15 respectively this year compared to 2015.

If you adjust for those discrete items and some f the market tail winds you end up closer to the original adjusted EPS guidance we provide at this time last year. But said another way, even stripping out these discrete items we are left with a picture of a year of strong double-digit EPS growth. Even while making substantial investments.

And to me that is the most important element of these results, the confidence reinforcing element. Our teams here are making and executing on investments and strategies that are building our businesses. Making serious progress and turning each of them, and the company as a whole, into sustain growth engines.

Ajay will give you details in 2016, but let me highlight a few points. In two of our businesses, corporate finance and economic consulting, our results were driven by the fact that we have powerful leading professionals. With commanding competitive positions that allowed us to take advantage of partial market surges. Not true booms in the market as a whole but partial surges.

Let me start with Corp Fin. I think most of you have a sense of the strength of our position in Corp Fin, but let me illustrate it a bit. And 2016 we were ranked by The Deal as the number one US crisis management firm by total number of engagements. Being number one is nice. To me what’s more impressive is that’s the same position we’ve held for the last nine years.

And in the most recent tables, we had more than doubled the number of newly opened cases. Compared to our nearest competitor. Similarly if you look at The Deals mostly recent list top restructuring professionals FTI has the most advisors listed by far. With 52 of the top 100. I am pleased to say that our global Co-Leader of Corp Fin Mike Eisenband leads the list again, and I could go on.

It is the strength of that restructuring practice in the US, and increasingly abroad, as well as actions the team has taken that have allowed us to move this business ahead over the past couple years. Even in the face of continued loose money by the federal authorities. We win powerfully whenever work occurs.

For example, and the mini boom and energy, retail, and mining our result in 2016 we were able to follow a very strong 2015 growing revenue as another 10% year-over-year. And adjusted EBITDA for the segment 8% year-over-year following a 62% increase in 2015.

Similarly our Econ consulting business, as many of you know, is seen by many people as the leading economic consultant practice globally. For example and 2016 Who’s Who Legal named Compass Lexecon both the competition economist firm of the year, and the world’s top expert consulting firm.

FTI has the most experts of any firm name to Who’s Who Legal’s inaugural consulting expert guide. With 98 experts from 24 cities across the globe listed. And 10 of those professionals from FTI and Compass Lexicon were recognize of the most highly regarded experts in their fields worldwide. With the next closest firm having three individuals named.

In 2016 the strength of that team in e-con consulting allowed us in the midst of a market which was not abloom for M&A as a whole, especially compared to 2015, to win the biggest jogs, the biggest antitrust cases. And at the same time grow other parts of our Econ consulting business substantially.

Those two businesses, CF and Econ, were substantial contributors to our success in 2016, but by no means the only contributors. Some of our success in 2016 come from places where we were able to move our businesses ahead this year despite little or no market support. Whether improvement came almost entirely from actions we took, investments we made, and the efforts of our team.

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

Two such examples are StratComs and European. Our EMEA business as a whole. Let me start with EMEA. I think we’ve discussed on a number of these calls the focus we’ve had in EMEA over the last several years. Our focus on making key bets to build that business. To invest behind people in positions where we see ourselves having the right to win in the marketplace.

I am extraordinarily pleased to say those bets are performing. Our European teams have fought incredibly hard about were to meet the bets, and how to make them work. And as we have made the bets, incredibly committed to making them work. Our result is that in 2016 our EMEA region delivered record revenues in adjusted EBITDA. Along with growing head count by 11% this year, and 30% over the last two years. Along the way winning many leading assignment across all of our businesses are

I think it’s fair to say our European business is moving. Importantly, that movement is being seen not just by us, but by our clients and leading professionals. It is one of the most gratifying advances of the last several years, and one that has us focused on saying how do we build on this to sustain that momentum going forward the

Another strong story in 2016 and in fact over the past three years is strategic communications. The strategic communications team is now moved a business that had over five years of sustained declines in adjusted EBITDA, to three years of sustained adjusted EBITDA growth. Doing so while investing in the talent to create the foundation to extend that success going forward.

This year we also continued the progress and the process of ongoing systematic deep strategic looks at our business, and we took a hard look at our technology and health solutions business. In both of these, where we’d had substantial declines over the last few years, we put in place new leadership teams, and we put in place new strategies.

Strategies that we believe will fundamentally improve the trajectories of this businesses. Moving them from the steep declines that we’ve had recently. Declines that have a masked some of the progress that we’ve had another businesses, back to contributors to growth. And we believe that progress will begin already in 2017.

In technology the new leadership team took out major costs, including headcount reduction of 18%. The team restructured our R&D organization to enhance effectiveness and nimbleness. And brought in a new Chief Product Officer. The team agreed to a fundamental re-conceptualization of the business going forward.

Thinking of it as two businesses. With somewhat overlapping but actually quite separate needs. A consulting and services business. In which we will continue to invest in E-Discovery as well as rapidly expand adjacent offerings. Such as information governance. And a software business. One that consistence of great software that we will use, but also aggressively likeness to others.

We expect these actions to bear fruit. With the return to adjusted EBITDA growth already and 2017. Similarly in our health solutions practice within FLC. Our new leadership team there also undertook a strategic re-looked. That re-look resulted in staff reductions. Substantial staff reductions focus on a portion of the business where we did not think we had a right to win, but also outlined an expansion plan for our advisory businesses.

And an expansion plan for the operational parts of the business we have a right to win. Including focusing on historical places where we have one, and places were we have existing relationships. But also extend the business to work collaboratively with places where FTI is a whole has a right to win.

For example, working closely with corporate finance around healthcare bankruptcies, and healthcare transactions. Econ consulting around hospital mergers, and post merger integration. These moves began to show fruit as early as September, and that’s progress we contact that’s my expect to continue until this year.

Let me turn to our Outlook. The guidance for 2017 is not up substantially from what our results were this year. Although there is always uncertainty, we’re not forecasting double-digit EPS gains again this year. And I would like to work to make sure that no one misinterprets his guidance.

I am not and we are not in any way retreating from our aspirations that this company be a sustained double-digit growth company over multi year period. To the contrary, the success over the past several years reinforces that belief. But the truth is because of the market forces and some of the discrete items in 2016 we delivered three years of EPS growth over the last two.

We continue to putting the business on a powerful upward trajectory. But primarily due to the out performance of 2016 we expect 2017 to be the flat part of the staircase. Versus the steep upward part we’ve seen in the last two years.

For example, were excited about underlying investments we have made, and continue to make and corporate finance. We believe that those investments, which are going to continue to make this year even with some market headwinds, are going to create even stronger positions going forward. And generate substantial earnings growth for the company over time. But for 2017, we are forecasting a down year for corporate finance.

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

We don’t believe the market forces that supported corporate finance in 2016 are going to continue into 2017. Ajay will provide more color, but generally we expect a substantial decline in bankruptcy filings in 2017 compared to 2016. That is corporate finance.

We also expect moderated economic consulting growth compared to double-digit top and bottom line growth in 2015 and 2016 for the e-con group.

On the other side of the ledger we do believe that the businesses that dragged this year, the teams have taken the actions to make sure they are turning back to be contributors to growth and profit in 2017. So our forecast in 2017, which Ajay was between more detail, is a combination of believing we have our businesses generally headed in the right direction.

Off set by headwinds and corporate finance, particularly in the first-ever year. And the omission of some discrete benefits that we had in 2016. But it is no way a retreat from confidence that FTI is and can continue to be a sustained double-digit EPS growth company over time.

So let me close these opening remarks by reiterating what I said in a slightly different way.

Yes, we see 2017 as a possible flat part of a stair, but I still see us on a substantial multi year upward trajectory. We continue to believe firmly that betting behind the strongest professionals, and their strongest positions in the places where we have a right to win, will continue to deliver organic growth. And that growth, plus the prudent use of cash, will allow us to deliver both a sustainable double-digit EPS growth over time, and deliver to our professionals a richer set of opportunities for growth.

With that as an introduction, let me turned over to Ajay to take you through the quarter and full-year in more detail. And then he and I will both be back at your questions. Ajay.

Ajay Sabherwal - FTI Consulting - Cheif Financial Officer

Thanks, Steve. In my prepared remarks I will take you through our financial results for both the quarter and the full year 2016, and end with providing you with our guidance for 2017.

I will be discussing quarter over prior year quarter, and year over prior year results. First I will speak to highlight some quarter results, and lay out the special charges and other items that affected our fourth-quarter and full-year. Second, like last quarter, instead of walking through every aspect of each segment results individually. I will speak to those aspects at the segment level. Which have a significant impact on our consolidated financial results.

Then I’m going to discuss our capital allocation and net cash position. Before finishing I will speak to our 2017 guidance.

Starting was some of the highlights of the year. Our full-year 2016 GAAP EPS was $2.05. Our adjusted EPS of $2.24 were in line with our most recent guidance of $2.50 to $2.45. As Steve said earlier 2016 was the second year in a row of double digit EPS gains with GAAP EPS up 29.7%, and adjusted EPS up 21.7% compared to 2014.

As for operating results of our economic consulting corporate finance a restructuring and strategic communication segments reported both revenue, and very strong adjusted EBITDA growth. Our technology and forensic and litigation consulting, or FLC, segments declined. In both revenues and adjusted EBITDA.

But as I will speak to when I get to our guidance, we expect these segments to grow in 2017. In part because of the headcount actions we took in 2016, but just as significant because of the refreshed strategies and new leadership we put in place.

Our balance sheet is strong with low leverage, and we benefited in 2016 from the low — lower interest charges from deploying our cash to reduce debt. Which resulted in a $0.27 benefit to GAAP and adjusted EPS in 2016.

Now I will turn to our GAAP and adjusted EPS highlights for the quarter and for the full year. There were several discrete items that impacted EPS in 2016. Especially in the fourth quarter. Let me lay out these items and their impacts in the fourth quarter.

These items relate to four areas. First, we took a special charge related to headcount reductions. Which reduce GAAP EPS by $0.06, but did not impact adjusted EPS. These reductions included 52 professionals, primarily in R&D in the US and in Australia in our technology segment. As the majority of these professionals are non- billable, you will not see as large of a reduction in our billable headcount table included in our earnings release.

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

The headcount reductions also included 17 professionals in our health solutions practice within our FLC segment. Off note, this headcount reduction is not reflected in our fourth-quarter billable headcount table included in our earnings release. As those who were impacted left the company subsequent to year end. This reduction will be reflected in our first-quarter 2017 headcount table.

And lastly, the headcount reductions included 18 non-billable employees in corporate as we consolidated part of our finance infrastructure.

Second, we took a charge related to a write-down of certain components of capitalized software in our technology business. Which reduced both GAAP and adjusted EPS by $0.06. And third there was a benefit related to a reversal of an uncertain tax reserve during the quarter. Which increased GAAP and adjusted EPS by $0.09 in the quarter.

In addition, during the fourth quarter, the estimated negative impact to GAAP and adjusted EPS resulting from the net impact of FX translation and transaction losses was $0.04. For the full year, the special charge related to headcount actions reduced GAAP EPS by $0.17. This includes the $0.06 impact from the fourth quarter. As well as headcount actions in the first and second quarter in our technology segment, and health solutions practice within FLC.

For the full year, the estimated positive impact to GAAP and adjusted EPS resulting from the net impact of FX translation losses and transaction gains was $0.02.

Now let’s turn to the income statement details. Here I will be discussing fourth-quarter and full-year results, versus the comparable prior year periods. In each of our segment the revenue results for the quarter and for the full year were negatively impacted by foreign-exchange translation or FX.

Largely due to the decline of the British pound relative to the US dollar. As Molly mentioned, you can see a detailed financial breakout of segment revenues, and adjusted EBITDA for the quarter in the supplemental slides available on our investor relations website.

Starting with the fourth quarter, revenues of $441.9 million compared to revenues of $442.2 million in the prior year quarter. Excluding the $11.9 million estimate negative impact of FX, revenue increased 2.6% compared to the prior year quarter.

Revenue strand and economic consulting and too much lesser extent and corporate finance a restructuring and strategic communications, largely offset underperformance in our FLC and technology segments.

In economic consulting, revenue increased 9% compared to the prior year quarter. Primarily driven by higher demand for our M&A related antitrust services. Including some big-name antitrust cases. Like the Aetna-Humana and Anthem-Cigna contemplated mergers.

FLC revenues declined 9.6% compared to the prior year quarter. This business was particularly weak in the fourth quarter as some cases settled early. We had delays in the start of new engagements, and we experienced increase vacation time.

In technology revenues decreased 6.6% compared to the prior year quarter. The decrease in revenues was primarily due to lower demand, and lower realize pricing for M&A related second request and litigation services. As we had strong second request demand in the prior year quarter. Adjusted EBITDA of $30.3 million or 6.9% of revenue declined 13.8% from $35.2 million, or 8% of revenues in the prior year quarter.

Fourth-quarter net income for the company of $7.1 million decreased 31.4% compared to $10.3 million in the prior year quarter.

Turning to our full-year 2016 results. Revenue of one point $1.81 billion were up 1.8% compared to 2015, and were slightly ahead of our most recent guidance of approximately $1.8 billion. Excluding the $32.8 million estimated negative impact of FX, revenues increased 3.6% compared to the prior year.

For the year, we reported record revenues and economic consulting up 11.7%. Primarily due to higher demand for our M&A and non-M&A related antitrust services and financial economic services.

In corporate finance a restructuring, we also reported record revenues up 9.7%. Supported by tremendous first half of 2016 in our restructuring practice. These increases more than offset revenue declines in technology and FLC of 18.7% and 5.1% respectively.

Adjusted EBITDA was $203 million or 11.2% of revenues compared to $205.8 million or 11.6% of revenues in the prior year. Adjusted EBITDA growth in economic consulting, corporate finance a restructuring, and strategic communication segment was more than offset by adjusted EBITDA declines in our technology and FLC segments and higher corporate costs.

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

The decline in adjusted EBITDA and adjusted EBITDA margin was also impacted by higher costs primarily from higher compensation. Related to an increase in aggregate headcount. Which was not sufficiently offset by higher revenues.

While we did not meet our total billable headcount growth target of 5% for the year. We added significant headcount in the businesses that were performing well in 2016. In economic consulting, our billable headcount was up 9.5%. It’s worth noting that our SMD headcount grew 8.6% as we added senior professionals.

In corporate finance and restructuring, billable headcount was up 6.8%. In strategic communications, billable headcount was up 8%, and SMD headcount grew 17.9% as we added senior professionals from the government and corporate in our higher-margin public affairs and crisis offerings.

And in EMEA, the majority of our headcount growth for the year came from our billable hires. Which grew by 11.1%. SMD headcount grew 8.4% in the region as we continued to attract leading professionals from competitors, corporate, and the government. To further accelerate our momentum in the region.

Even with the drag from technology and FLC, net income for the company increased 29.5% to $85.5 million compared to $66.1 million in the prior year. Steve talked about the actions taken and the new leadership teams in place in our technology segment, and health solutions practice within FLC.

With respect to FLC, more generally, our FLC results this year did not meet the high expectations of our FLC leadership our the core FLC team. Some of that shortfall was related to the health solutions practice, but there was also underperformance and some of our overseas operations. And in some of our strides positions in the US.

We have a great team and FLC and this team is actively engaged in efforts to turn the best parts of our business back to the growth that we historically enjoyed.

Interest charges in 2016 word $24.8 million. Down $18 million compared to $42.8 million in 2015. Which resulted in a $0.27 benefit to GAAP and adjusted EPS in 2016.

Our tax rate in 2016 was 33.1% compared to 37.3% and 2015. In 2016, we benefited from the tax reserves reversal I mentioned earlier that we had in the fourth quarter. Also worth calling out in 2015 we tax items that increase our tax rate. So on a year-over-year basis, as Steve mentioned, our tax rate benefited GAAP and adjusted EPS by $0.13 and $0.15 respectively.

I will now discuss our balance sheet. FTI has always been a strong cash generator, and our efforts over the last couple of years have only enhanced our ability to generate cash. Cash and cash equivalents were $216.2 million at December 31, 2016 up $66.4 million compared to $149.8 million at the end of 2015.

This increase in cash was achieved while reducing the balance drawn on our revolver by $130 million during 2016, and spending $21.5 million on share repurchases during 2016. $18.6 million of those repurchases were in the fourth quarter.

Total debt net of cash was $153.8 million at year-end 2016. Down $196.4 million from year end 2015. I think it is fair to say that measured in many different ways, the balance sheet of this company has never been stronger than it is today.

Cash collections were strong and 2016 because of both higher revenue and lowered DSO. Our DSO of 91 days was down from 97 days at the end of 2015.

Turning to our guidance. We are providing revenue, GAAP EPS, and adjusted EPS guidance for 2017. Starting with revenues. We estimate that revenues for 2017 will be between $1.8 billion and $1.9 billion. We expect our GAAP EPS to be between $1.95 and $2.30, and that adjusted EPS will be between $2.10 and $2.40.

The various between GAAP EPS and adjusted EPS guidance for 2017 is related to estimated lease cancellation charges for a Washington DC office move. Which will result in it estimated charge of between $0.10 and $0.15 in the second quarter of 2017. We expect this office move to save over $1 million annually in rent and related charges.

Looking at our adjusted EPS range for 2017 you will notice it is with in our range for 2016. This flat guidance is because, as Steve mentioned, we delivered three years of double-digit growth over the last two years.

So what does this mean for 2017? Let me talk to through our guidance at the segment level. Our 2017 guidance assumes corporate finance and restructuring will have a weaker first half compared to the first half of 2016. Where we benefited from a mini boom in restructuring activity in three sectors, energy, mining, and retail.

There were only eight retail bankruptcy filings in the second half of 2016, and none of them were sizable. Thus far and 2017 the pace has not turned up, and more importantly non of the filings in 2017 have been sizable.

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

In the energy space, oil prices have remained above $50 so far and 2017. Far from the lows we saw an early 2016 when oil prices drop below $30. So while the energy story is not over, the face of new bankruptcy filings has slowed.

In mining segment prices have risen sharply since early 2016.

The second half of 2017 for corporate finance should be stronger than our weaker second half of 2016. Given the easier comparisons, and our expectations that restructuring activity will pick up in the second half of 2017. Overall, we expect defaults and restructurings to be down in 2017, but that downward comparison will be more evident relative to the very strong first half of 2016.

Notwithstanding market headwinds, as Steve said, we have a very strong team of practitioners and corporate finance. And although there may be ups and downs in the markets. Our leading position and the underlying investors we’re making in EMEA and across the globe, continue to give us confidence that this business — already a very competitive business — continues to strengthen its strong position around the world. Which we expect will bear significant fruit for us over the coming years.

We expect economic consulting to have continued strength and 2017. However, we’re up against tough comparisons after a record year in 2016, and particular in the first and fourth quarters of 2016 where we had record levels of M&A related antitrust activity. As a result, we expect more moderate growth compared to double-digit growth in 2016.

Technology and FLC should represent the majority of the improvement over 2016. As our refresh strategies and cost actions should result in year-over-year growth in both segments. Especially in the second half of the year as we gain traction for

And finally, strategic communications should continue to be a solid contributor in 2017.

Our 2017 GAAP and adjusted EPS guidance assumes we will complete the remaining $81.4 million of our $100 million share repurchase authorization in 2017. Which will be dependent on fluctuations and the price per share of the company’s common stock, that timing of stock repurchases, market conditions and other future events that may be beyond the company’s control. We expect the completion of this program will add approximately $0.05 to $0.09 to GAAP and adjusted EPS in 2017.

Worth noting in February we hosted and all SMD meeting. The cost of meeting should result in approximately $0.04 impact in the first quarter. This was our third all SMD meeting as a company and my first. This cost in addition to that record comparisons and we can restructuring market will create a meaningful shortfall compared to our first-quarter in 2016.

Candidly, as a CFO, I am always worried about costs. But from my experience at this meeting, it is clear that this investment to bring our partners together is one we should be making. The collaboration and connections made by our business leaders at this meeting will continue to generate new business leads and ideas for new and enhanced ways to serve our clients, through leveraging our global and diverse platform.

Before I opened the call for your questions. I would like to reiterate five key themes. The restructuring out performance we saw in the first half of 2016 is not expected to recur in 2017. Conversely, we expect our technology and FLC segments to have improved performance in 2017. Our balance sheet is strong with low leverage, and we are buying back shares. And plan to complete the remaining $81.4 million of our $100 million share repurchase authorization in 2017.

We have a growing global platform. With, I believe, the best practitioners in their fields seven. Because this global platform, and our high-caliber of professionals, we are well-positioned to take advantage of market dislocation and regulation. Especially on large cross-border engagements involving, for example, M&A antitrust issues, and in industries where there is disruption. Such as energy and healthcare.

And, finally, most importantly, we have confidence that over time we will continue to see earnings growth with volatility around a rising mean. With that, we will open a couple of for your questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Will take a first question with Kevin McVeigh from Deutsche Bank.

Kevin McVeigh - Macquarie Research - Analyst

Great. Thanks. Morning, Kevin picks but good morning Ajay. Good morning my perspective my perspective I was when if you could give us a sense of and very high up on the guidance kind of how we would get to kind of the low-end versus the high end of the range, kind of what is implied in that?

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

NEW SPEAKER

It’s the volatility, Kevin, around the rising mean. As we have said in the assumptions for example on where our corporate finance segment would go, and we have said assumptions on the extent of the turnaround, for example, and FLC and health solutions and in the tech area, if you assume pessimism you get to the lower and.

NEW SPEAKER

Got it. And then, Ajay, and select a particular there has been a fair amount of dislocation and continue to see it on some of the larger retails. Prior to bankruptcy, have you seen any business kind of increasing on maybe some initial restructuring to try to take that business to more optimal expense levels or just given the kind of structural issues in that business, any thoughts on all up there in the near term?

NEW SPEAKER

Retail specific?

NEW SPEAKER

Guess. You are saying are we planning to restructure and reduce our professionals are you saying [ Indiscernible — multiple speakers]?

NEW SPEAKER

The business in general. I mean obviously the target coming up this morning [ Indiscernible ] and clearly there is a lot of structural issues on the big-box side perspective yes. Guess. Kevin, look. Maybe there is a narrow question and answer to your brother want to

NEW SPEAKER

This is about the business but you can’t look out in the market and not believe over the next several years this is going to be a growing business. I mean, yes, there was almost no debt bankruptcies filed in last few months and certainly no significant once we can say all, my God, bagatelle bankruptcies are gone and you can look at in the market is that you did a you know they are going to be major restructurings in retail over the next couple of years, and I think that’s a general point on this business.

NEW SPEAKER

We think we’re facing major headwinds in this business it’s here because energy stuff has rolled off and we still have loose money in the economy, and so what you could do is say we should cut back our hiring in this thing. When I went to do that because we think there’s only a matter of time before we think there is a movement of this business as a whole back to levels we’ve seen historically and we are extraordinarily well positioned against it and so we believe this is a great business over the next three years, just not a great business in the first half of this year and probably for the year as a whole, and generally, and also specifically with respect to retail.

NEW SPEAKER

Did that — to answer questions such but it didn’t just one more I will jump back in a queue for could be expect from an M&A perspective, any thoughts on this administration versus the prior one in terms of how it sits across the enterprise and just are using more second looks or do you think there will be more activity that offsets maybe more stringent government approach to it?

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

NEW SPEAKER

Yes. That the conversation we’re having a lot inside at this point. I think our current view is you don’t know that is the real bottom line. I think at a higher level I think is this perky look back over time as administrations come in and frankly as the world evolves, certain businesses slow down and then other businesses grow, and I think that is our history. You look at one point we were doing backdating options stuff and FLC and then that’s gone away, but then the mortgage-backed securities is where came and went FAC stop rescuing a cause of it was distracted by the financial crisis, they were cute amounts of work to grow in bank monitor ships and other sorts of things. I think the nature of our business is that government policy and changes in government policy on average creates more work Burkett doesn’t always create in the places where we dined historically. Sometimes it creates and adjacent areas, so I think we are pretty optimistic about the general demand environment over the next few years but with the real talk internally is for us to be on top of what’s going on so we can pivot into [ Indiscernible ] as is necessary, and that’s kind of our high-level view at this point. Kevin, do you have a different view?

NEW SPEAKER

No. I agree. I think it’s — again, overall even if you get less kind of the second reviews and things like that, to the extent is more activity, this is going to help you folks and I fully expect that. I mean I think the then he upon the sector and retail be another one, he will probably start to see some consolidation, but I mean it’s obviously a large portion of the economy that’s going to go through a major restructuring like it didn’t bode well pad

NEW SPEAKER

Thanks, Kevin picks but desperate thank you.

NEW SPEAKER

And we will now hear from Tim McHugh from William Blair & Company back

NEW SPEAKER

Thanks. Can you get the word parts below the EBITDA line? I guess can you talk about the EBITDA margin or the dog growth rate embedded in the guidance and then secondly I think just the — out the confidence in and sing secular point it was second half for technology and FLC to improve. Is that cost related or is that revenue related that you are expecting in the second half?

NEW SPEAKER

So let me answer. — It simply. The answer to the EBITDA and the margin, the quick answer is flat. It’s in line with the earnings guidance that we are giving you. When we make the earnings guidance, we are not expecting — for example, tax rate changes, and those are very difficult to predict so you don’t — we’re still in the standard 36, 37% of the tax rate that the interest savings we’ve already reduce the debt, and so we’ve continued to get the interest savings, but the not the year-over-year impact, so as you see flat EPS, you are seeing flat EBITDA and those are certainly changes of mix in the segment can affect up a larger that’s where were at, in terms of the FLC and the tech killed solutions, is both revenue and cost per cost actions are usually more than once control that you’ve seen a fourth-quarter we’ve taken actions. In terms of revenue, they gain traction over time but

NEW SPEAKER

Comedic at a little bit to that on — I think of is we’re saying the second half the year, if you look back at Tech and add FLC as a whole but also hold solutions, which we don’t break out, that revenue side was much weaker in the second half of the year. The first of the year, the revenue side was not, so we believe we are going to make progress on the revenue side of all those businesses in the first half of the year relative to the run rate we were running in the second half of last year, but won’t show up on your on your comparison at the second half of the year. Was that clear?

NEW SPEAKER

Yes. That helps. I guess just maybe one could follow-up. The tax rate thing [ Indiscernible ], was?

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

NEW SPEAKER

For 20 1736, 37% in that order of that magnitude.

NEW SPEAKER

Okay. Think.

NEW SPEAKER

Which is quite a bit higher than what we actually experience in 2016, rec.

NEW SPEAKER

Guess picks but so that is a headwind for us versus twice 16 because twice 16 we had these one-time [ Indiscernible ] that benefited Selectric

NEW SPEAKER

Thanks, temperate

NEW SPEAKER

Area sending us good weather from Chicago again?

NEW SPEAKER

Thanks.

NEW SPEAKER

And our next question comes from Randy Reece with Avondale Partners.

NEW SPEAKER

Morning, Randy perspective expect all right. I noticed in here you had a major EBITDA deep buried in the EBITDA mixed because of one segment FLC. Now, I was wondering if there was some amount of severance expense or something that would explain the levels of expenses and low level of segment profit contribution from FLC in the fourth quarter?

NEW SPEAKER

Yes. No. I don’t think it’s anything extraordinary, and Ajay, correct me if you will picks but I think the three things with respect with FLC, two of which we were addressing and then one of which I was surprised by in the fourth quarter, and I think Ajay was also. Adding FLC can think about three parts of the business. Our health solutions business which we have a potential for great business, but we would really need it to rethink it strategy, and that effort — after we change management took four-star and last year and I think we have now got the that business headed in the right direction but that was a drag in 2016 per

NEW SPEAKER

The second part of FLC if you want to affect the 20 think about is overseas positions back

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

NEW SPEAKER

After the last while we have really looked hard at the overseas positions and retooled them. Some places we shrunk considerably like we exited a business in Brazil, and some other places we shall because we just did not a greater right to when and other places we have made big that’s because we think we ever rate to win increased our positions, and I think like we’ve made a lot of progress over the last year, and that in FLC, as well per

NEW SPEAKER

And that helps going into 2017 per

NEW SPEAKER

The third issue with FLC which was a surprise is that some of our strongest business for FLC, like our US businesses underperformed in the second half of last year, and that was a surprise to leaders in a practice. Was a surprise to Ajay and me, and so we’ve had some serious conversations about that. You know the truth of the answer to that is not restructuring. It’s a great per business with great professionals. Is a series of things that we have that in and the market place the solvent is a lot of activity underway on that, but I would say the big surprise for me in the second half the year in FLC was that one together stuff I knew about. That one surprised me and it was disappointed but the and your quest, ready?

NEW SPEAKER

Yes.

NEW SPEAKER

Thank you very much.

NEW SPEAKER

And her next participant is Mark rig with Sidotti & Company.

NEW SPEAKER

The point.

NEW SPEAKER

Morning, Mark our you?

NEW SPEAKER

Good purchase of drugs but doing fine. Thanks.

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

NEW SPEAKER

Wanted to guess maybe a start on the head count to just was that you talked about and wanted to get a sense of it was nicely laid out so were they were and once that were [ Indiscernible ], but I want to get a sense of now as with compressed into the year, should we expect that to continue, sort of where are you in a process and I don’t know if you want to put it in [ Indiscernible ] with you are with your head con adjustment and is one of the good so that.

NEW SPEAKER

Yap et al. you take a net. Look, I think the — we have gone to a series of major re-looks at our businesses, and unfortunately actually it’s required looking at almost every one of our businesses, and as we’ve done that it’s led to substantial increases in headcount some places but also some rationalizations of positions, and I think that’s the process you go through all the time and professional services, but I would say the first time we’ve gone through it in a lot of years, you tend to have bigger changes, and we’ve just gone through that. We started that first with [ Indiscernible ] when I got here and then we walked through each of the other businesses.

NEW SPEAKER

I think we’re through the bulk of that first round of look. We’ve done that across the businesses, and so I don’t expect us to be having major headcount announcements on a routine basis across all of our businesses over the next while. That doesn’t mean you don’t have to continue to fine-tune things and you will always and professional services, and it does not mean that if a [ Indiscernible ] wakes out worldwide we don’t have to adjust to new environmental conditions, but I think the systematic walk-through of the businesses that have led to that, I think is larger behind his. Is that answer your question, Mark?

NEW SPEAKER

Yes, it does an action sort of leads me into the next thing I was kind of getting to and you talked and the cytosine is a little bit that was maybe wondering if you could expand a bit as you look at the business with the strategic view, I would like to any differences or takeaways want to share with us how you in the plan by Regent international overall but the EMEA overall and particularly whether or not there’s any — what you want to view it as opposed brings it changes as priorities are things of that nature things you might want to share?

NEW SPEAKER

Yes. Look. I think our — the opportunities we have internationally are enormous market is what to say also think they are noticed in the US and I think for a while we were like the collecting the US in terms of the growth engine. I don’t think it requires market — the market to think the truth is as a guy we now have heading up says this is our time in Europe is Kevin Hewitt is now the leader of that.

NEW SPEAKER

I think he believes that we now have a critical mass of professionals that our brand is at a higher level such that we are getting many more referrals that we used to in the past, many more professionals are looking at us and saying this is the place to be, and I think that can happen independent of whether — what Brexit does to various forces because it is just about us getting stronger in that market, and I think that’s an important powerful sports over the next up we years, particularly in Europe and I think in Asia Pac, our positions where continue to strengthen those positions. It’s not a big of region it will not have as much that’s what material benefit to our P&L over the next couple years as we expect — Europe will, but we think of that is important position to strengthen for the long-term future of our company and the same thing for Latin America per

NEW SPEAKER

Does that help, Mark?

NEW SPEAKER

Yes, it does work thank you and just last thing and sort of a little bit of a housekeeping type items, I was wondering if the guidance for 2017 [ Indiscernible ] have an FF the FX impact embedded in that and the second part of that being the mention of the SME meeting in the first quarter will have impact, I was wearing if you had a dollar value impact into the first quarter expenses on that? Thank you.

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

NEW SPEAKER

Certainly we incorporate FX when we think about our guidance and we base our guidance on our internal plans with certain variability, and our plans are based on your and FX so we don’t take sort of it forward curve or futures curve. We take were FX was at the end of that year and we take it from there per

NEW SPEAKER

And I want to emphasize that FX has a significant impact on revenue, as we have mentioned, but on profitability, the impact is muted because our costs are also in the same currently. There is an impact, but it is not as large as it is on revenue, so that was the first, per

NEW SPEAKER

And then SMD meeting, think we set it is a $0.04 earnings impact in the first quarter.

NEW SPEAKER

Of a peer thank you very much.

NEW SPEAKER

Thank you.

NEW SPEAKER

And we will now hear from Tobey Sommer with SunTrust.

NEW SPEAKER

Tamara, Toby.

NEW SPEAKER

Good morning.

NEW SPEAKER

I was wondering, you had talked little bit about this, but maybe an opportunity to expand their where the changes a trumpet ministration that you think might be impact on your business both from the tailwind and headwind perspective?

NEW SPEAKER

Will, I think true — I sit here in Washington. I don’t think actually anyone knows exactly what the changes are going to ask a come out of the trumpet ministration, a little on the impact on the business. You just read the paper. There lots of thrusts, there are lots of stated intentions. What actually happens is still quite unclear to the world as a whole, at least the ones that I listen to, and then therefore, the second order of consequence of how that will affect our business is even more unclear.

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

NEW SPEAKER

I think the way — we have a lot of conversation about that. Is [ Indiscernible ] and we talk a lot about actually the potential opportunities coming out of a different speculated changes in how we make sure we are front and center of it. I think people are more bullish about the opportunities of us than they are that’s a mistake, but I think candidly the big take away was that we need to be nimble, the any sort of changes in the economy shuts down certain businesses or affect certain businesses in negative ways but also always creates other opportunities and adjacent areas that we are well equipped to serve, and frankly there was a little bit of reflection that said at some point in the past we have not been as noble as we need to be and some statement of determination that we are going to be on top of this and make sure that we figure out regardless of how this flows that we are best positioned to serve that.

NEW SPEAKER

That is really as good as I can do, Toby. If you know exactly what is going to come out of this administration, you should take — at least take a major role in one of the newspapers perhaps, but that’s awfully helpful.

NEW SPEAKER

In the technology business, just wondering if you could sort of provide a little color around the world the new strategy is working in 2016 representative of the bottom in terms of profitability and growth?

NEW SPEAKER

Yes. I got I think iMacs are presented about the specter a lot of elements, which will not only start to kick in and the second half of 17 and some which we have expectations for 18 and beyond, but let me be clear on that. We think the cumulative effort that we have taken will make 2016 the bottom for this business, so I’m — so this is long-term but some of it is actually very near term.

NEW SPEAKER

To come I think the truth is with that business the first half of 16 was the strongest part in terms of sales because I think of you remember, part of what we have been doing this business is running off some very big jobs and then having to sell a lot of singles and doubles to make up for some very big jobs, and we still had one of the very big jobs run in the first half of 16, so we look on the first two quarters of this year, you’re going to see is about a revenue side against that and you might be saying, Steve, was other stuff Stephen saying as I resigned to make progress, but if you normalize it for that, you will bill to see that we are out there hustling and having success even on a revenue side, and the cost side is there.

NEW SPEAKER

So I have a lot of confidence that — this business is strictly was a great business. If you talk to the leaders of the business they will be quite frank about the fact that they were slow to re-examine their strategy, but we retained really strong talent and people in that group are incredibly enthusiastic about the direction we’re heading going forward and feel that we are really making progress, so I have a lot of confidence in 20 and feel that we are really making progress, so I have a lot of confidence in 2016 was the bottom for their business. Does that help?

NEW SPEAKER

It does that the last question for me, EBITDA seemed declined — adjust EBITDA seemed decline for couple years I think Ajay, magic kind of flattish adjusted EBITDA for [ Indiscernible ] this year.

NEW SPEAKER

When you think we can get to EBITDA growth because in our interactions we kind of feel the investors focus more on that then EBS.

NEW SPEAKER

Thank you.

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

NEW SPEAKER

Yes. Let me be clear. I think the way to think about last couple of years is basically the flat EBITDA, not a decline. I mean, frankly, we were in the noise range of flat, particularly if you do any adjustment for FX and so forth.

NEW SPEAKER

Let me give a broader answer than that, Toby, and maybe ask a some thought.

NEW SPEAKER

, The business as you know from 2009 until 2014 drop EBITDA 20 million a year with an average of $20 million a year for that multi year period, and that is actually at a time when we were doing a lot of acquisitions. I think we spent roughly $50 million a year and acquisitions, so you’re buying 10 millions of dollars a year of EBITDA. You adjust for that, and dropping $30 million a year.

NEW SPEAKER

Or you can say adjusting 20 million the year while WR cash back into the business.

NEW SPEAKER

What we have managed to do well investing in organic growth, while fixing some of the businesses during that two flat, flat without the help of acquisitions, and so when you see on that regard is an enormous surge in our cash generation capability pertaining as I think of support for people to look at that because I think if you’re in an acquisition mode, you don’t really look at cash so much, you will the balance sheet strength because you think you’re using all your cash for acquisitions. Here we have not been using our cash requisitions and so the stuff we did for refinancing debt, the cash we had, the repurchase of shares, all of this is sustainable, and is also usable when a great acquisition comes along, so the bank the site strength of our balance sheet and implement an ongoing cash flow I think should become a focal point where it may not have been one in the past expect having said that, my aspiration — I think frankly you can great a lot of economic the value to shareholders with flat EBITDA if you use the cash wisely.

NEW SPEAKER

Having said that, that isn’t my aspiration but my aspiration is to make this a [ Indiscernible ], and it is coming down for a long time. We’re not a flat time of the and the goal is asked to come upon the and I think the truth is with a lot of success effort was to business after business. I mean you know the first business we looked at was stratcom which was plummeting and we have been of the last three years and a of part of the you and the Econ was down and has been up a few years. Was down and up and EMEA we don’t talk about that revenue but you can see where we focus a lot of energy, so frankly as we walked we to the businesses, think we’ve got the position to be contributors to growth. The fortunately over the last two years is this moving late on tech ask the cost is. I think that EBITDA for tech was actually dropped 35 or $40 million. That’s $0.50 a share to me that’s a lot of headwind, and this year fortunately I think we are thinking there is market headwinds on [ Indiscernible ], so I think our goal is we can’t do anything about market headwinds pick what we can do is a strength of each of those businesses. I believe as we, the market headwinds here and we have the businesses positioned right because it company has the ability to be substantial EBITDA growth with and generate cash, and I think that’s the home run for this business and as my aspiration.

NEW SPEAKER

Does that answer your question, Toby truck

NEW SPEAKER

Thank you.

FEBRUARY 28, 2017 / 02:00PM GMT, FCN - Q4 2016 FTI Consulting Inc Earnings Call

NEW SPEAKER

All right. I think thank you very much for your attention and your time and we look forward to ongoing engagement. Thanks very much back

NEW SPEAKER

Goodbye perspective that includes a conference for today. Think you for your participation. You may now disconnect.

NEW SPEAKER

DISCLAIMER

We reserve the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THE TRANSCRIBER OR THE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED IN THE EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE COMPANY’S CONFERENCE CALL ITSELF AND THE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.